Exhibit 99.3

SHIRE PLC

RULES OF THE SHIRE DEFERRED BONUS PLAN 2015 A sub-plan of the Shire Long Term Incentive Plan 2015

Contents

Clause		Page
1	Introduction	1
2	Definitions	1
3	Selection for participation	3
4	Approval of Bonus Amount	3
5	Granting Awards	3
6	Documentation of Awards	4
7	Limits	4
8	Before Vesting	5
9	Vesting	6
10	Leaving employment	7
11	Malus and clawback	8
12	Vesting in connection with relocation	9
13	Takeovers and other corporate events	10
14	Changing the Plan	11
15	General	12
SCHEDULE 1		15

i

1	Introduction

This Plan is a sub-plan of the Shire Long Term Incentive Plan 2015 (the “LTIP”). Awards made under this Plan will be ‘Bonus Deferral Awards’ as defined in the rules of the LTIP and will otherwise be consistent with the rules of the LTIP as amended from time to time.  Awards will be granted in the form of Restricted Stock Units as defined in the LTIP.

2	Definitions

In these rules:

“Acquiring Company” means a person who has or obtains control (within the meaning of Section 995 of the Income Tax Act 2007) of the Company;

“ADS” means an American Depositary Share, being an authorised depositary security representing an amount of Stock and being evidenced by an authorised depositary receipt and quoted on NASDAQ;

“Award” means a conditional right to Stock granted under the Plan in the form of a Restricted Stock Unit as defined in the LTIP;

“Award Date” means the date on which an Award is granted by deed under rule 6;

“Bonus Amount” means the amount under rule 4 for any Participant in relation to any Plan Year;

“Committee” means, subject to rule 13.3:

(a)	in relation to any decision about a director of the Company, the remuneration committee of the board of directors of the Company; and

(b)	in any other case, the board of directors of the Company or any duly authorised person or group of persons;

“Company” means Shire plc (registered in Jersey with registered number 99854);

“Dealing Restrictions” means restrictions imposed by statute, order, regulation or Government directive, or by the Model Code or any code adopted by the Company based on the Model Code and for this purpose the Model Code means the Model Code on dealings in securities set out in Listing Rule 9, annex 1 (of the London Stock Exchange), as varied from time to time;

“Dividend Equivalent” means an amount linked to dividends paid on Stock subject to the Award;

“Grantor” means the Company or any other entity which grants an Award under the Plan;

“Group” means:

(i)	the Company;

(ii)	its Subsidiaries from time to time; or

(iii)
any other company which is associated with the Company and is so designated by the Committee and, for the avoidance of doubt, a company may be treated as an associated company for some purposes or in relation to some Participants but not in relation to others;

“London Stock Exchange” means London Stock Exchange plc;

“Market Value” means, on any date, in relation to Stock:

(i)	the closing middle-market price at which transactions in Stock take place on the London Stock Exchange on that date;

(ii)	if relevant the closing middle-market price at which transactions in ADSs takes place on NASDAQ on that date;

(iii)	the average of the middle market prices or closing prices, as the case may be, over any period before that date determined by the Committee not exceeding 30 days; or

(iv)	such other price determined by the Committee,

as the Committee may determine;

“Normal Vesting Date” means the date set for Vesting of an Award under rule 5.3;

“Participant” means a person who has been selected for participation in the Plan;

 “Performance Goal” means a target or other mechanism determined by the Committee under rule 3by reference to which a Participant’s Bonus Amount will be determined;

“Phantom Award” means an Award under which the Participant has no right to acquire Stock and which will always be satisfied in cash in accordance with rule 9.4;

“Plan” means these rules known as “The Shire Deferred Bonus Plan 2015”, as changed from time to time;

“Plan Year” means the financial year of the Company or any other period not exceeding 12 months as may be determined by the Committee in relation to any Participant;

“Stock” means a fully paid ordinary share in the capital of the Company and, unless the context otherwise requires, includes ADSs;

“Subsidiary” means a company which is a subsidiary of the Company within the meaning of Articles 2 and 2A of the Companies (Jersey) Law 1991;

“Takeover” means

(i)
a person (or a group of persons acting in concert) obtaining control (within the meaning of Section 995 of the Income Tax Act 2007) of the Company as the result of a general offer to acquire shares in the Company becoming wholly unconditional; or

(ii)
a court sanctioning a compromise or arrangement in connection with the acquisition of shares in the Company under Article 125 of the Companies (Jersey) Law 1991 or equivalent procedure under local legislation; or

(iii)	a person (or a group of persons acting in concert) obtaining control (within the meaning of Section 995 of the Income Tax Act 2007) of the Company in any other way; and

“Vesting” subject to the rules, means a Participant becoming entitled to have Stock issued or transferred to them and Vest and Vested shall have the same meaning.

3	Selection for participation

At any time before the determination of Bonus Amounts for a Plan Year, the Committee may select any employee of a member of the Group to participate in the Plan in respect of that Plan Year and will determine:

(c)	any Performance Goals;

(d)	any maximum Bonus Amount; and

(e)	the percentage of the Bonus Amount which will be granted in the form of an Award,

for that Participant for that Plan Year.

Selection to participate in the Plan does not give rise to any right to or expectation of a Bonus Amount being determined at any particular level or at all.

The Committee may adjust the Performance Goals during a Plan Year or adjust any maximum Bonus Amount in the event a Participant changes job levels during a Plan Year.

The Company may determine that where a Participant may suffer a tax disadvantage by being made an Award comprising Restricted Stock Units, the Bonus Amount will be paid only in cash and a proportion of the cash (after any deduction for taxes) be used on their behalf to acquire Stock in the form of Restricted Stock (within the meaning of the LTIP) and so that that the Award of Restricted Stock shall continue to be the subject to these rules as if it were an Award of Restricted Stock Units except that rules 4, 6.1.2, 6.3.2 and 7.2.3 of the LTIP shall additionally apply.

4	Approval of Bonus Amount

Following the end of the Plan Year, the Committee will approve the Bonus Amount for each person who has been selected to participate in the Plan in respect of that Plan Year by reference to any applicable Performance Goals. For the avoidance of doubt, a Bonus Amount may be zero.

5	Granting Awards

5.1	Amount of Stock subject to Award

The Grantor will grant to each Participant an Award over an amount of Stock which has a market value (determined in such manner as the Committee considers reasonable) equal to the percentage of the Participant’s Bonus Amount (rounded down to the nearest whole number of Stock) to be delivered in the form of an Award.

Any balance of the Participant’s Bonus Amount will be paid in cash.

5.2	Timing of Awards

Awards may only be granted within 42 days starting on any of the following:

5.2.1	the date of shareholder approval of the Plan;

5.2.2	the day after the announcement of the Company’s results for any period;

5.2.3	the date of the Company’s annual general meeting or any special general meeting;

5.2.4	any day on which the Committee resolves that exceptional circumstances exist which justify the grant of Awards;

5.2.5	when an employee first becomes employed by a member of the Group;

5.2.6	when an employee is promoted to a position which qualifies them to receive an Award or an increased level of Award;

5.2.7	any day on which changes to the legislation or regulations affecting share plans are announced, effected or made; or

5.2.8	if the granting of Awards during any period specified above is prevented by any Dealing Restrictions, the date on which it is no longer prevented.

No Awards may be granted after the 10th anniversary of the date on which the LTIP was approved by the Company in general meeting or such earlier date as the Committee may specify.

5.3	Terms set at grant

When granting an Award, the Committee will set the following terms:

5.3.1	one or more Normal Vesting Dates and, if there is more than one, the proportion of the Award which can Vest on each one (or how that will be determined);

5.3.2	whether or not the Award carries a Dividend Equivalent;

5.3.3	the Award Date;

5.3.4	whether the Award will be over Stock or ADSs;

5.3.5	which, if any, of the schedules to these rules will apply to the Award;

5.3.6	whether the Award is a Phantom Award; and

5.3.7	any other terms or conditions of the Award.

5.4	No payment for Awards

A Participant is not required to pay for the grant of an Award.

6	Documentation of Awards

An Award will be granted by deed and the Participant will be notified of the grant of the Award and the terms set under rule 5.3.

7	Limits

7.1	Individual limit

An Award must not be granted if it would exceed the limit on individual participation contained in the directors’ remuneration policy most recently approved by the Company in general meeting.

7.2	Plan limits - 10 per cent

An Award must not be granted if the amount of Stock committed to be issued under that Award exceeds 10 per cent of the ordinary share capital of the Company in issue immediately before that day, when added to the amount of Stock which has been issued, or committed to be issued, to satisfy Awards under the Plan, or options or awards under any other employee share plan operated by the Company, granted in the previous 10 years.

7.3	Plan limits - 5 per cent

An Award must not be granted if the amount of Stock committed to be issued under that Award exceeds 5 per cent of the ordinary share capital of the Company in issue immediately before that day, when added to the amount of Stock which has been issued, or committed to be issued, to satisfy Awards under the Plan, or options or awards under any other discretionary employee share plan adopted by the Company, granted in the previous 10 years.

7.4	Scope of Plan limits

When calculating the limits in rules 7.2 and 7.3, Stock will be ignored:

7.4.1	where the right to acquire it has been released or has lapsed; and

7.4.2	which is committed to be issued under any Dividend Equivalent.

As long as so required by institutional shareholders, Stock transferred from treasury is counted as part of the ordinary share capital of the Company, and as Stock issued by the Company.

7.5	Awards in breach of limits

If the Grantor tries to grant an Award which is inconsistent with rules 7.1, 7.2 or 7.3, the Award will be limited and will take effect from the Award Date on a basis consistent with those rules.

7.6	Restrictions on using new issue Stock

No Stock or treasury shares shall be issued in respect of an Award unless the LTIP has been approved by shareholders in general meeting where required by any law or regulation.

8	Before Vesting

8.1	Voting and dividends

A Participant is not entitled to vote, to receive dividends or to have any other rights of a shareholder in respect of Stock subject to an Award until the Stock is issued or transferred to the Participant.

8.2	Transfer

A Participant may not transfer, assign or otherwise dispose of an Award or any rights in respect of it. If they do, whether voluntarily or involuntarily, then it will immediately lapse. This rule 8.2 does not apply:

8.2.1	to the transmission of an Award on the death of a Participant to the person entitled by law to deal with the estate (ie designated estate owner);

8.2.2	to the assignment of an Award where the Committee considers that the Participant is no longer in a position to manage their own affairs by reason of ill-health; or

8.2.3	in any other circumstances if the Committee agrees.

8.3	Adjustment of Awards

If there is:

8.3.1	a variation in the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital;

8.3.2	a demerger (in whatever form) or exempt distribution by virtue of Section 1075 of the Corporation Tax Act 2010;

8.3.3	a special dividend or distribution; or

8.3.4	any other corporate event which might affect the current or future value of any Award,

the Committee may adjust the number or class of Stock or securities subject to the Award.

9	Vesting

9.1	Timing and extent of Vesting

Subject to the rest of these rules, an Award will Vest on the later of the following:

9.1.1	the Normal Vesting Date;

9.1.2
the date on which the Committee determines the extent to which any condition set under rule 5.3.7 is satisfied (which it will do as soon as reasonably practicable after the end of the period over which it is tested).

The Award will only Vest to the extent that any condition set on grant is satisfied.

9.2	Consequences of Vesting

Within 30 days of Vesting (or as soon as reasonably practicable after that), the Grantor will arrange (subject to the rest of this rule 9) for the issue or transfer to, or to the order of, the Participant, of the amount of Stock in respect of which the Award has Vested.

9.3	Dividend Equivalent

If an Award carries a Dividend Equivalent, the Participant will be entitled to an amount equal to the total amount of dividends paid between the Award Date and the date of Vesting on the amount of Stock in respect of which the Award is Vesting or has Vested (net of the tax credit) on the basis that such dividends would have been reinvested in accordance with the Company’s dividend investment programme or such other basis as the Committee may decide.

The Dividend Equivalent will be paid in additional Stock unless the Committee decides that it will be paid in cash.

9.4	Satisfying Awards in cash instead of Stock

Where a Participant becomes entitled to Stock under an Award, the Grantor can satisfy that entitlement by paying the Participant an amount in cash equal to the Market Value of the amount of Stock on the date they become entitled.

Subject to rule 9.5, a Phantom Award will always be satisfied in accordance with this rule 9.4.

9.5	Satisfying Awards in Stock instead of cash

Where a Participant becomes entitled to a cash payment under these rules, the Grantor can satisfy that entitlement by issuing or transferring an amount of Stock which has a Market Value on the date of entitlement equal to the amount of cash. This rule will not apply where the Company has determined that due to local legal restrictions the Award will not be satisfied in Stock.

9.6	Delay in Vesting or issue or transfer of Stock

If Vesting or the issue or transfer of Stock in satisfaction of an Award is prevented by any Dealing Restriction, the period for Vesting, issue or transfer will be delayed for that Award until the Dealing Restriction no longer prevents it.

9.7	Tax

The Participant will be responsible for all taxes, employee social security contributions and other liabilities arising out of or in connection with an Award or acquisition, holding or disposal of Stock. The method of payment of any such tax or contribution will be determined by the Grantor and may include:

9.7.1	allowing the Participant to fund the liability directly;

9.7.2	selling Stock to which the Participant becomes entitled on their behalf and using the proceeds to meet the liability;

9.7.3	deducting the amount of the liability from any cash payment due under the Plan;

9.7.4	reducing the amount of Stock to which the Participant would otherwise be entitled; and/or

9.7.5	deducting the amount from any payment of salary, bonus or other payment due to the Participant.

10	Leaving employment

10.1	Leaving employment before the grant of an Award

If a Participant leaves employment before the end of the Plan Year then they will cease to be entitled to any Award. However, the Committee may, at its discretion, decide that the Participant will be paid, in cash, some or all of the Bonus Amount they would otherwise have received. If a Participant leaves employment after the end of the Plan Year before they are granted an Award then they will be entitled to a Bonus Amount. The Committee will determine if the Bonus Amount will be in cash only or if an Award will be made.

10.2	Effect of leaving employment on an Award

If a Participant leaves employment before or after Vesting of an Award, by reason of termination of their employment by their employer because of their misconduct or breach of the terms of their employment the Award will lapse on the day they leave employment.

If a Participant leaves employment in any other circumstances, (apart from death) their Award will continue in effect and Vest on the Normal Vesting Date.

A Participant’s Award will Vest on the date of death.

10.3	General

10.3.1	A Participant will only be treated as ‘leaving employment’ when they are no longer an employee or director of any member of the Group.

10.3.2	The Committee may decide that a Participant will be treated as leaving employment on the date they give or are given notice terminating their office or employment.

11	Malus and clawback

11.1	Malus

Notwithstanding anything else in these rules, the Committee may, at any time before an Award has been satisfied and in its absolute discretion, decide that:

11.1.1	the Bonus Amount will be reduced (including a reduction to zero);

11.1.2	the amount of Stock subject to any Award will be reduced;

11.1.3	the Award will lapse;

11.1.4	determination of the Bonus Amount or the grant or Vesting of the Award will be delayed until any action or investigation is completed); and/or

11.1.5	additional conditions will be imposed on the Vesting of the Award.

For the avoidance of doubt, where there is a delay under rule 11.1.4, there may (or may not) be an adjustment or further adjustment under this rule following completion of any action, investigation or procedure.

11.2	Examples of events giving rise to malus

Without limiting its discretion under rule 11.1, the following events are examples of what the Committee may take into account in making any decision under these rules:

11.2.1	Results announced for any financial year before Vesting have subsequently appeared materially financially inaccurate or misleading as determined by the Committee.

11.2.2	There has been a failure of risk management which has resulted in a material financial loss for the business unit or profit centre in which the Participant worked.

11.2.3	Any error or a material misstatement has resulted in an overpayment to Participants, whether in the form of Bonus Amounts, Awards under the Plan or otherwise.

11.2.4
The Participant’s behaviour has fallen below that which would have been expected and the Committee determines that this has resulted in material reputational damage to the Group or any member of the Group.

11.3	Clawback

Clawback will apply if:

11.3.1	the Committee considers that there is reasonable evidence of misconduct or material error by the Participant;

11.3.2
there was a material misstatement in the audited accounts of the Company for a period that was wholly or partly before the end of the financial year by reference to which any Performance Goal was assessed; or

11.3.3	the assessment of the satisfaction of any Performance Goal was based on error or inaccurate or misleading information.

If clawback applies, the Committee may, decide that the Participant:

11.3.4	must transfer to or to the order of the Company an amount of Stock which is equal to (or less than) the amount transferred to them pursuant to the Award; and/or

11.3.5	pay to or to the order of the Company an amount representing the value of the Stock acquired under the Award; and/or

11.3.6	pay to or to the order of the Company an amount equal to any Bonus Amount paid in cash or any cash payment made to them pursuant to the Award.

In addition the Committee may decide that any Award, bonus or other benefit which might have been granted, Vested or paid to the Participant will be reduced or not awarded or Vest.

11.4	General

11.4.1	For the avoidance of doubt, rules 11.1, 11.2, and 11.3 can apply even if the Participant was not responsible for the event in question or if it happened before the Vesting or grant of the Award.

11.4.2	Those rules may be applied in different ways for different Participants in relation to the same or different events.

11.4.3	The Committee will notify the Participant of any adjustment under rule 11.1.

11.4.4	Without limiting rule 15.1, the Participant will not be entitled to any compensation in respect of any adjustment under this rule 11.

12	Vesting in connection with relocation

If a Participant who is not a director of the Company relocates to another jurisdiction before an Award Vests and, as a result:

(a)	the Participant or any member of the Group is or may be subject to less favourable tax or social security treatment; or

(b)	the Vesting or satisfaction of the Award is or may be subject to any regulatory restriction, approval or consent,

the Committee may decide that the Award will Vest on such earlier date or dates and subject to such additional conditions as it may determine – including the retention of any Stock acquired on Vesting.

13	Takeovers and other corporate events

13.1	Takeovers

13.1.1	All Awards will Vest in full on a Takeover unless exchanged under rule 13.2.

13.1.2	If the Company is or may be affected by:

(i)	any demerger, delisting, distribution (other than an ordinary dividend) or other transaction which, in the opinion of the Committee, might affect the current or future value of any Award; or

(ii)	any reverse takeover (not within rule 13.1.1 above), merger by way of a dual listed company or other significant corporate event, as determined by the Committee,

the Committee may allow an Award to Vest.

13.2	Exchange of Awards

An Award will not Vest under rule 13.1.1 but will be exchanged to the extent that:

13.2.1	an offer to exchange the Award is made and accepted by a Participant; or

13.2.2	the Committee, with the consent of the Acquiring Company, decides before the Takeover that the Award will be automatically exchanged.

Where an Award is exchanged, the Participant will be granted a new award in exchange for an existing Award. The new Award:

13.2.3	must confer a right to acquire shares in the Acquiring Company or another body corporate determined by the Acquiring Company;

13.2.4	must:

(i)	be over shares with an aggregate market value on the date of exchange which is, so far as is practicable, the same as the market value of the Stock subject to the Award at that time; or

(ii)	have a fair value on the date of exchange, as determined by the Committee on such basis as it considers reasonable, which is, so far as is practicable, the same as that of the Award.

13.2.5	will be treated as having been acquired at the same time as the existing Award and will Vest in the same manner and at the same time;

13.2.6	may be subject to a condition which is, so far as possible, equivalent to any condition applying to the existing Award;

13.2.7	subject to these rules, will Vest as described in rule 9;

13.2.8	will be subject to such other terms as the Committee considers appropriate in all the circumstances; and

13.2.9	will be governed by the Plan, excluding rule 14.2, as if references to Stock were references to the shares over which the new award is granted and references to the Company were references to the Acquiring Company or the body corporate determined under rule 13.2.3 above.

13.3	Composition of the Committee

In this rule 13, “Committee” means those people who were members of the remuneration committee of the Company immediately before the event by virtue of which it applies.

14	Changing the Plan

14.1	Committee’s powers

Except as described in the rest of this rule 14, the Committee may at any time change the Plan (including the terms of any Award already granted) in any way.

14.2	Shareholder approval

14.2.1
Except as described in rule 14.2.2, the Company in a general meeting must approve in advance by ordinary resolution any proposed change to the Plan to the advantage of present or future Participants, which relates to:

(i)	eligibility;

(ii)	the limits on the amount of Stock which may be issued under the Plan;

(iii)	the individual limit for each Participant under the Plan;

(iv)
the basis for determining a Participant's entitlement to, and the terms of, securities, cash or other benefit to be provided and for the adjustment thereof (if any) if there is a capitalisation issue, rights issue or open offer, sub-division or consolidation of shares or reduction of capital or any other variation of capital; or

(v)	the terms of this rule 14.2.1.

14.2.2	The Committee can change the Plan and need not obtain the approval of the Company in general meeting for minor changes:

(i)	to benefit the administration of the Plan;

(ii)	to comply with or take account of the provisions of any proposed or existing legislation;

(iii)	to take account of any changes to legislation; or

(iv)	to obtain or maintain favourable tax, exchange control or regulatory treatment of the Company, any Subsidiary or any present or future Participant.

14.2.3
The Committee may, without obtaining the approval of the Company in general meeting, establish further plans (by way of schedules to the rules or otherwise) based on the rules, but modified to take account of local tax, exchange control or securities law in non-UK territories. However, any Stock made available under such plans are treated as counting against any limits on individual or overall participation in the Plan under rule 7.

14.3	Notice

The Committee is not required to give Participants notice of any changes.

15	General

15.1	Terms of employment

15.1.1
This rule 15.1 applies during an employee’s employment with a member of the Group and after the termination of an employee’s employment, whether or not the termination is lawful, and the term employee shall be read accordingly.

15.1.2
Nothing in the rules or the operation of the Plan forms part of the contract of employment of an employee. The rights and obligations arising from the employment relationship between the employee and their employer are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, continued employment.

15.1.3
No employee has a right to participate in the Plan. Participation in the Plan. the determination of a Bonus Amount or the grant of Awards on a particular basis in any year does not create any right to or expectation of participation in the Plan, the determination of a Bonus Amount or the grant of Awards on the same basis, or at all, in any future year.

15.1.4	The terms of the Plan do not entitle the employee to the exercise of any discretion in their favour.

15.1.5
The employee will have no claim or right of action in respect of any decision, omission or discretion, which may operate to the disadvantage of the Employee (including, without limitation, any adjustment under rule 11) even if it is unreasonable, irrational or might otherwise be regarded as being in breach of the duty of trust and confidence (and/or any other implied duty) between the employee and their employer.

15.1.6	No employee has any right to compensation for any loss in relation to the Plan, including any loss in relation to:

(i)	any loss or reduction of rights or expectations under the Plan in any circumstances (including lawful or unlawful termination of employment);

(ii)	any exercise of a discretion or a decision taken in relation to an Award or to the Plan, or any failure to exercise a discretion or take a decision; or

(iii)	the operation, suspension, termination or amendment of the Plan.

15.2	Committee’s decisions final and binding

The decision of the Committee on the interpretation of the Plan or in any dispute relating to an Award or matter relating to the Plan will be final and conclusive.

15.3	Documents sent to shareholders

The Company is not required to send to Participants copies of any documents or notices normally sent to the holders of its Stock.

15.4	Costs

The Company will pay the costs of introducing and administering the Plan. The Company may ask a Participant’s employer or any other member of the Group to bear the costs in respect of an Award (including, for example, any trading or other working costs) to that Participant.

15.5	Data protection

By participating in the Plan the Participant consents to the holding and processing of personal information provided by the Participant to any member of the Group, trustee or third party service provider, for all purposes relating to the operation of the Plan. These include, but are not limited to:

15.5.1	administering and maintaining Participant records;

15.5.2	providing information to members of the Group, trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan;

15.5.3	providing information to future purchasers or merger partners of the Company, the Participant’s employing company, or the business in which the Participant works;

15.5.4	transferring information about the Participant to a country or territory that may not provide the same statutory protection for the information as the Participant’s home country.

The Participant is entitled, on payment of a fee, to a copy of the personal information held about them, if anything is inaccurate the Participant has the right to have it corrected.

15.6	Consents

All allotments, issues and transfers of Stock will be subject to any necessary consents under any relevant enactments or regulations for the time being in force in any relevant country. The Participant is responsible for complying with any requirements they need to fulfil in order to obtain or avoid the necessity for any such consent.

15.7	Stock rights

Stock issued to satisfy Awards under the Plan will rank equally in all respects with the Stock in issue on the date of allotment. They will not rank for any rights attaching to Stock by reference to a record date preceding the date of allotment. Where Stock is transferred to a Participant, including a transfer out of treasury, the Participant will be entitled to all rights attaching to the Stock by reference to a record date on or after the transfer date. The Participant will not be entitled to rights before that date.

15.8	Listing

If and so long as Stock is listed and traded on a public market, the Company will apply for listing of any Stock issued under the Plan as soon as practicable.

15.9	Notices

15.9.1
Any information or notice to a person who is or will be eligible to be a Participant under or in connection with the Plan may be posted, or sent by electronic means, in such manner to such address as the Company considers appropriate, including publication on any intranet.

15.9.2
Any information or notice to the Company or other duly appointed agent under or in connection with the Plan may be sent by post or transmitted to it at its registered office or such other place, and by such other means, as the Committee or duly appointed agent may decide and notify Participants.

15.9.3
Notices sent by post will be deemed to have been given on the second day after the date of posting. However, notices sent by or to a Participant who is working overseas will be deemed to have been given on the seventh day after the date of posting. Notices sent by electronic means, in the absence of evidence to the contrary, will be deemed to have been received on the day after sending.

15.10	Governing law and jurisdiction

English law governs the Plan and all Awards and their construction. The English courts have exclusive jurisdiction in respect of disputes arising under or in connection with the Plan or any Award.

SCHEDULE 1

United States

1
This Schedule is made under and amends and supplements the terms of the Shire Deferred Bonus Plan 2015 (the “Plan”). This Schedule applies to Bonus Amounts and Awards granted to any Participant who is a citizen or tax resident of the United States or any other Participant to the extent that his Bonus Amount or Award or any part of it is subject to taxation under the United States Internal Revenue Code of 1986, as amended (the “Code”). In the event of any conflict between this Schedule and the Plan then this Schedule shall apply.

2	Awards subject to this Schedule are intended to be compliant with Section 409A of the Code and should be interpreted consistent with such intent.

3	Any words used in this Schedule shall have the same meaning as in the Plan unless they are defined in this Schedule.

4	The definition of “Plan Year” is amended and restated as follows:

“Plan Year” means the calendar year.

5	The following shall be added to rule 3:

“The Committee may adjust the Performance Goals during a Plan Year or adjust any maximum Bonus Amount in the event a Participant changes roles during a Plan Year, but the Committee may not adjust the percentage of the Bonus Amount which may be granted in the form of an Award for a Participant for a Plan Year after such percentage has been set.

6	The last sentence of rule 5.1 of the Plan is amended and restated as follows:

“Any balance of the Participant’s Bonus Amount will be paid in cash no later than March 15 immediately following the end of the Plan Year.”

7	Rules 8.2.2 and 8.2.3 shall not apply.

8	Rule 9.1 is amended and restated as follows:

Subject to the rest of these rules, an Award will Vest on the Normal Vesting Date. The Award will Vest to the extent that any condition is satisfied.

9	Rule 9.2 of the Plan is amended and restated as follows:

“9.2 Consequences of Vesting

Within 30 days of Vesting (or as soon as reasonably practicable after that, but in no event later than December 31 of the calendar year in which Vesting occurs), the Grantor will arrange (subject to the rest of this rule 9) for the issue or transfer to, or to the order of, the Participant, the amount of Stock in respect of which the Award has Vested.”

10	The last sentence of rule 9.3 of the Plan is amended and restated as follows:

“The Dividend Equivalent will be paid in additional Stock, unless the Committee decides that it will be paid in cash, and will be paid at the same time that the Stock underlying the Award to which the Dividend Equivalent is acquired by the Participant.”

11	Rule 9.6 of the Plan is amended and restated as follows:

“9.6 Delay in Vesting or issue or transfer of Stock

If Vesting or the issue or transfer of Stock in satisfaction of an Award is prevented by any Dealing Restriction, the period for Vesting, issue or transfer will be delayed for that Award until the Dealing Restriction no longer prevents it, but in no event later than December 31 of the calendar year in which the Award would otherwise have Vested.”

12	Rule 10.1 of the Plan is amended and restated as follows:

“10.1 Leaving employment before the grant of an Award

If a Participant leaves employment before he is granted an Award then he will cease to be entitled to any Award. However, the Committee may, in its discretion, decide that the Participant will be paid, in cash, some or all of the Bonus Amount that was not to be delivered in the form of an Award (payable at the same time as if no termination of employment has occurred).”

13	The following sentence is added to the end of rule 11.1 of the Plan:

“Where there is a delay under rule 11.1.4, in no event will the issue or transfer of Stock in satisfaction of an Award be delayed later than December 31 of the calendar year in which the Award would otherwise have Vested.”  Rule 11.1.5 shall not extend the Vesting of an Award.

14	Rule 12 shall not apply.

15
Notwithstanding anything in rule 13 to the contrary, in the event of a Takeover or other corporate transaction that qualifies as a change in the ownership or effective control if such change in effective control results from the acquisition of more than 50% of the total voting power of the stock of the Company, or a change in the ownership of a substantial portion of the assets of the Company, within the meaning of Treasury Regulation § 1.409A-3(i)(5), all Awards will Vest in full. To the extent a Takeover or other corporate event occurs that does not constitute an effect change, Awards will be exchanged in accordance with rule 13.2 and will continue in accordance with their terms and the Plan rules.

16
With respect to all Awards subject to this Schedule, the terms of the Plan, as amended by this Schedule, and all Awards granted under the Plan and this Schedule are intended to comply with Section 409A of the Code and all provisions of the Plan and Awards shall be interpreted in a manner consistent with such intent. Notwithstanding anything contained herein to the contrary, in the event any Award is subject to Code Section 409A, the Committee or the Company’s general counsel may, in their sole discretion and without a Participant’s prior consent, amend the Plan and/or Awards, adopt policies and procedures, or take any other actions as deemed appropriate by the Committee or the Company’s general counsel to comply with the requirements of Code Section 409A. Neither the Company, any of its Subsidiaries nor any other member of the Group shall be held liable for any taxes, interest, penalties or other amounts owed by a Participant as the result of the failure of the Plan or any Award to comply with, or be exempt from, Code Section 409A. In the event that a Participant is a “specified employee” within the meaning of Code Section 409A, and a payment or benefit provided for under the Plan would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six (6) months after such Participant’s separation from service (within the meaning of Code Section 409A), then such payment or benefit shall not be paid (or commence) during the six (6) month period immediately following such Participant’s separation from service except as provided in the immediately following sentence. In such an event, any payments or benefits that would otherwise have been made or provided during such six (6) month period and which would have incurred such additional tax under Code Section 409A shall instead be paid to the Participant in a lump-sum, without interest, on the earlier of (i) the first business day of the seventh month following such Participant’s separation from service or (ii) the tenth business day following such Participant’s death. A Participant’s right to receive any installment payments under an Award shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Code Section 409A. Notwithstanding anything in the Plan or this Schedule to the contrary, no discretionary authority reserved to the Committee, the Company, a Participant or any other person or entity may be exercised to the extent a violation of Code Section 409A would result, and any provision providing such authority shall not apply to any Award held by a Participant that constitutes deferred compensation subject to Code Section 409A. In addition, any provision of the Plan or this Schedule that violates Code Section 409A shall be deemed null and void with respect to any Participant subject to Code Section 409A.

17	Funding

Bonus Amounts and Awards subject to this Schedule may only be satisfied with newly issued Stock, Stock transferred from treasury, cash, or Stock and/or cash from a trust which satisfies the following characteristics:

(i)
the assets of the trust shall be subject to the claims of the general creditors of the Company and the fund is a “rabbi trust” within the meaning of U.S. Internal Revenue Service Revenue Procedure 92-64;

(ii)
if at any time the trustee of the trust has determined that the Company is insolvent, the trustee shall discontinue payments to the Participants or their beneficiaries and shall hold the assets of the trust for the benefit of general creditors of the Company;

(iii)
the Committee shall have the duty to inform the trustee in writing of the Company’s insolvency. If a person claiming to be a creditor of the Company alleges in writing to the trustee that the Company has become insolvent, the trustee shall determine whether the Company is insolvent and, pending such determination, the trustee shall discontinue payment of benefits to the Participants or their beneficiaries; and

(iv)
the trust and the assets in such trust shall at all times be located in the United States and no assets shall be placed in a trust to the extent such set aside would violate Section 409A(b)(2) (relating to the employer’s financial health) or Section 409A(b)(3) (relating to treatment of employer’s defined benefit plan during restricted period) of the Code.

The Plan is an unfunded plan that is not intended to be (a) subject to Parts 2, 3 or 4 of Title I, Subtitle B of the Employee Retirement Income Security Act of 1974, as amended or (b) qualified under Code Section 401(a).

18	Performance Based Compensation

This paragraph 18 applies to Bonus Amounts and Awards intended to qualify as “performance based compensation” under Section 162(m) of the Code.

18.1	Committee

In relation to Bonus Amounts and Awards subject to this paragraph 14, the Committee for all purposes shall consist solely of two or more individuals who are “outside directors” within the meaning of Section 162(m) of the Code.

18.2	Determination of Performance Goals

The Committee shall, in its sole discretion, establish in writing the individual, corporate and  business performance goals and maximum Bonus Amount for each Participant for that Plan Year before the beginning of each Plan Year, or as soon as practicable thereafter but in no event more than 90 days after the beginning of such Plan Year.

18.3	Content of Performance Goals

The Performance Goals will be based on objective performance criteria and shall include, without limitation, any combination of financial, non-financial and individual performance goals, as determined by the Committee, based upon:

18.3.1	the price of Shares (or ADSs);

18.3.2	the market share of the Company or its Subsidiaries (or any business unit thereof);

18.3.3	sales by the Company or its Subsidiaries (or any business unit thereof);

18.3.4	earnings per Share (or ADS);

18.3.5	economic value created;

18.3.6	planning accuracy (as measured by comparing planned results to actual results);

18.3.7	return on shareholder equity of the Company;

18.3.8	costs of the Company or its Subsidiaries (or any business unit thereof);

18.3.9
cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital of the Company or its Subsidiaries (or any business unit thereof);

18.3.10	return on total assets of the Company or its Subsidiaries (or any business unit thereof);

18.3.11	return on invested capital of the Company or its Subsidiaries (or any business unit thereof);

18.3.12	return on net assets of the Company or its Subsidiaries (or any business unit thereof);

18.3.13	operating income of the Company or its Subsidiaries (or any business unit thereof);

18.3.14	earnings before interest, taxes, depreciation and amortization (“EBITDA”), including EBITDA as may be adjusted pursuant to the Company’s or a Subsidiary’s credit agreements or otherwise;

18.3.15
strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, acquisitions, divestitures, joint ventures and similar transactions; or

18.3.16	net income of the Company or its Subsidiaries (or any business unit thereof).

Performance Goals used may be, upon other things, (a) measured against the performance of the Company as a whole or Subsidiary, business unit or other segment of the Company, or one or more divisions, product lines or specific markets, (b) measured in absolute or relative terms, (c) measured against one or more companies, competitors or peer groups, (d) measured against the market as a whole and/or according to selected indices, (e) different from Participant to Participant and from Bonus Amount to Bonus Amount and Award to Award, and/or (f) based upon an increase or positive result, maintaining the status quo, or limiting economic losses.

18.4	Adjustment of Performance Goals

An adjustment of Performance Goals shall only be made to the extent permitted by Section 162(m) of the Code and the regulations and interpretative rulings thereunder, if the Committee determines that external changes or other unanticipated business conditions have materially affected the fairness of the goals and have unduly influenced the Participant’s employer’s ability to meet them.

18.5	Adjustment of Bonus Amount and Awards

Notwithstanding anything in the Plan to the contrary, Bonus Amounts and Awards may not be adjusted upward. The Committee has the discretion to adjust Bonus Amounts and Awards downward, either on a formula or discretionary basis or any combination as the Committee determines.

18.6	Certification of achievement of Performance Goals

The Committee shall certify in writing the extent to which Performance Goals for each Plan Year have been achieved, including the specific target objective(s) and the satisfaction of any other material terms and the Committee shall approve each Participant's Bonus Amount.